Exhibit 99.3
P.F. Chang’s Announces International Expansion in the Philippines
Signs Agreement with Global Restaurant Concepts to Develop P.F. Chang’s Restaurants throughout the Philippines
SCOTTSDALE, Ariz., Feb 15, 2010 (BUSINESS WIRE) — P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced a development and license agreement with Global Restaurant Concepts, Inc., a leading casual dining operator in the Philippines, to develop eight restaurants over the next five years. The first location is scheduled to open in Manila in the first quarter of 2011.
“We continue to selectively seek out great partners to help us offer our dining experience to other countries around the world,” said Mike Welborn, President of Global Brand Development for P.F. Chang’s China Bistro, Inc. “We are thrilled about our new relationship with Global Restaurant Concepts and the prospects of expanding P.F. Chang’s with them.”
“We are delighted to bring P.F. Chang’s to the Philippines,” said Archie Rodriguez, President of Global Restaurant Concepts, Inc. “We believe customers in the Philippines will love the quality of the food and high-energy atmosphere that P.F. Chang’s provides to its guests.”
About Global Restaurant Concepts
Global Restaurant Concepts, Inc. was founded in 1997 and operates with the mission to provide its customers with quality food and excellent service. The company is widely regarded as the yardstick of casual dining service and the frontrunner in premium pizza in the Philippines.
About P.F. Chang’s China Bistro, Inc.
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.
SOURCE: P.F. Chang’s China Bistro, Inc.
Media Contact:
Dig Communications
Rachel Gillman, 312-577-1759
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Investor Contact:
P.F. Chang’s China Bistro, Inc.
Allison Schulder, 480-888-3000
Allison.Schulder@pfcb.com